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                                                                    EXHIBIT 99.5

                                  [LETTERHEAD]

                                         , 1999

Dear Stockholder:

    BPI Packaging Technologies, Inc. (the "Company") is today commencing a rights offering under which it will offer 15,000,000 common shares, $0.01 par value, to its non-affiliated stockholders. Stockholders will receive one right for each common share owned. The rights entitle the holders to purchase 0.7 common shares for every right owned at a subscription price of $0.04 per share. Stockholders who exercise all of their rights in full will be entitled to the additional privilege of subscribing for and purchasing, subject to certain limitations and subject to allocation, any common shares not acquired by other holders of rights.

    The rights offering will expire at 5:00 p.m. eastern time on         , 1999.
The record date for determining the Company's stockholders entitled to receive the rights is December 2, 1999. American Stock Transfer & Trust Company will act as the subscription agent for the rights offering. The rights offering is more
fully described in the enclosed Prospectus, dated December   , 1999, which I
urge you to read carefully.

    The rights offering provides the Company with the opportunity to raise additional capital without diluting the ownership interests of existing stockholders who exercise their rights, and without paying underwriting commissions and expenses. Stockholders who exercise their rights will be able to purchase shares at a price below market, without incurring broker's commissions, and will be able to maintain their pro rata share of the Company's equity. Stockholders of record on the record date who fully exercise their rights will be entitled to the additional privilege of subscribing for and purchasing, subject to certain limitations and subject to allocation, any common shares left over by stockholders who fail to exercise their rights.

    We would like to thank all of our stockholders for their support.

                                          On behalf of the Board of Directors,

                                          [SIGNATURE]

                                          Ivan J. Hughes
                                          Chairman of the Board of Directors